                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS RESULTS FOR SECOND QUARTER.  $.035  DIVIDEND DECLARED.

TOWN & COUNTRY, MISSOURI, November 17, 1997. . . . . Huntco Inc. (NYSE: HCO)
today announced results of operations for its second quarter which ended October 31, 1997. Net sales were a record $99.1 million, an increase of 18.0% in comparison to the prior year's second quarter net sales of $84.0 million. The Company reported net income available for common shareholders of $.7 million, or $.08 per common share, which compares to $2.4 million, or $.27 per common share, for the prior year second quarter.

Net sales for the six month period ended October 31, 1997 were a record $189.6 million, an increase of 16.8% in comparison to net sales of $162.4 million for the comparable period of the prior year. The Company reported net income available for common shareholders for the six months ended October 31, 1997 of $2.5 million, or $.28 per share, which compares to net income of $5.0 million, or $.56 per common share, for the six month period ended October 31, 1996.

The Company declared a dividend of $.035 per common share for shareholders of record on December 1, 1997, payable on December 15, 1997.

The improvement in net sales is attributable to increased levels of tons processed. The Company processed a record 301,499 tons of steel in the quarter ended October 31, 1997, an increase of 26.3% in comparison to the quarter ended October 31, 1996. The Company processed 568,094 tons of steel in the six month period ended October 31, 1997, an increase of 20.9% in comparison to prior year amounts. Approximately 25.1% and 24.6% of the tons processed in the three and six month periods ended October 31, 1997, respectively, represented customer owned material processed on a per ton, fee basis. Also included in tons sold were 60,684 and 117,334 tons of cold rolled products for the three and six month periods ended October 31, 1997, which amounts reflect increases of 37.3% and 38.9%, over the respective prior year periods.

Gross profit, expressed as a percentage of net sales, was 7.7% and 8.8% for the three and six month periods ended October 31, 1997, which reflects a decline from the 11.0% and 11.2% gross profit percentages in the comparable periods of the prior year. This downward trend in gross profit margins reflects the effects of price competition as the Company continues to expand its sales of cold rolled steel products, as well as lower margins on hot rolled steel products reflecting declining steel prices charged by producers of hot rolled steel coils. Also negatively effecting gross profit margins is a slower than expected ramp-up of sales at the Company's expanded cold rolling mill and at its metal stamping facility, both in Blytheville, Arkansas, along with related operating inefficiencies. The negative factors effecting the Company's gross profit margins are anticipated to continue at least through the end of the calendar year.


The Company expects to commence production on a new coil pickling line at its Blytheville facility during December, 1997. This new pickling line is expected to provide a better quality feed stock for the Company's cold rolling mill in addition to expanding the Company's pickling capacity. The Company has been operating its other pickling line in Blytheville at full capacity
levels for well over a year.    The Company believes that its investment in
inventories will continue to decline and should be below $80.0 million by December 31, 1997.

As previously announced, the Company will adopt a calendar year for financial reporting purposes and, accordingly, will report an eight month transition period ending December 31, 1997 on Form 10-K. The months of November and December, 1997, will be reported in the eight month transition period. The Company will then report on a calendar quarter basis commencing with the quarter ending March 31, 1998, which will represent the first quarter of its new fiscal year.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward looking statements. These statements are based on current expectations and projections concerning the Company's operations, the steel processing industry in general, and on assumptions made by Company management, and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in the Company's Annual Report and in Form 10-K, both for the year ended April 30, 1997.

Huntco Inc. is an intermediate steel processor, specializing in the processing of flat rolled carbon steel.


                                 *  *  *  *  *

                                   HUNTCO INC.

                    CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (unaudited, in thousands, except per share amounts)



                                         Six Months            Three Months
                                      Ended October 31       Ended October 31
                                       1997       1996        1997      1996
                                     -------    -------      ------    ------

Net sales                           $189,623   $162,413     $99,110   $83,983

Cost of sales                        172,934    144,213      91,490    74,777
                                     -------    -------      ------    ------

Gross profit                          16,689     18,200       7,620     9,206

Selling, general and
 administrative expenses               8,726      7,444       4,415     3,813
                                     -------    -------      ------    ------

Income from operations                 7,963     10,756       3,205     5,393

Other income (expense):
 Interest, net                        (3,814)    (2,694)     (1,959)   (1,492)
                                     -------    -------      ------    ------

Income before income taxes             4,149      8,062       1,246     3,901

Provision for income taxes             1,556      3,075         474     1,484
                                     -------    -------      ------    ------

Net income                             2,593      4,987         772     2,417

Preferred dividends                      100        -            50       -
                                     -------    -------      ------    ------
Net income available
 for common shareholders            $  2,493   $  4,987     $   722   $ 2,417
                                     =======    =======      ======    ======

Earnings per common share             $  .28   $    .56     $   .08   $   .27
                                       =====      =====       =====     =====

Weighted average
 common shares outstanding             8,942      8,942       8,942     8,942
                                       =====      =====       =====     =====


                                   HUNTCO INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                      October 31,    April 30,
                                                         1997          1997
                                                      ----------    ----------
                                                      (unaudited)   (audited)

Current assets:
 Cash                                                  $     35     $  1,124
 Accounts receivable, net                                46,807       46,452
 Inventories                                             84,418      105,569
 Other current assets                                     2,571        3,983
                                                       --------     --------
                                                        133,831      157,128

Property, plant and equipment, net                      144,209      141,436
Other assets                                             10,759        8,754
                                                       --------     --------
                                                       $288,799     $307,318
                                                       ========     ========


LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                      $ 46,520     $ 72,569
 Accrued expenses                                         3,676        4,868
 Current maturities of long-term debt                       200          189
                                                       --------     --------
                                                         50,396       77,626
                                                       --------     --------

Long-term debt                                          107,571      100,877
Deferred income taxes                                     7,904        7,754
                                                       --------     --------
                                                        115,475      108,631
                                                       --------     --------
Shareholders' equity:
 Series A preferred stock (issued and
   outstanding, 225; stated at liquidation value)         4,500        4,500
 Common stock:
   Class A (issued and outstanding, 5,292)                   53           53
   Class B (issued and outstanding, 3,650)                   37           37
 Additional paid-in-capital                              86,530       86,530
 Retained earnings                                       31,808       29,941
                                                       --------     --------
                                                        122,928      121,061
                                                       --------     --------
                                                       $288,799     $307,318
                                                       ========     ========
